                                   Exhibit 1.5

Consumer and                       Consommation
Corporation Affairs Canada         et Corporations Canada                FORM 4                    FORMULE 4
                                                                   ARTICLES OF AMENDMENT     CLAUSES MODIFICATRICES
Canada Business                    Loi regissant les societes        (SECTION 27 OR 171)       (ARTICLES 27 OU 171)
Corporations Act                   par actions de regime federal


    1 - Name of Corporation - Denomination de la societe            2. - Corporation No. - No de la societe

    INTERNATIONAL TELEPRESENCE (CANADA) INC.                                 108563-8-R

    3 - The articles of the above-named corporation are             Les status de la societe ci-haut mentionnee
         amended as follows:                                         sont modifies de la facon suivante:

    BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

    1. the articles of the Corporation are amended to create an unlimited class of shares designated as Preference Shares issuable in series;

    2. The Preference Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

    2.1   Directors' Authority to Issue in One or More Series

          The board of directors of the Corporation may issue the Preference Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number or maximum number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Canada Business Corporations
          Act) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.


    2.2   Ranking of Preference Shares

          No rights, privileges, restrictions or conditions attached to a series of Preference Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series


Date                     Signature                Description of Office - Description du poste

October 26, 1995         /s/Tony Greening                                 President

                                                  FOR DEPARTMENT USE ONLY - A L'USAGE DU MINISTERE
                                                                            SEULEMENT
                                                  Filed - Deposee   NOV 4 1995

          of Preference Shares then outstanding. The Preference Shares shall be entitled to priority over the common shares of the Corporation and over any other shares of the Corporation ranking junior to the Preference Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preference Shares are not paid in full, the Preference Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preference Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. After payment to the holders of the Preference Shares of the amounts so payable to them as provided for herein they shall not be entitled to share in any further distribution of the property or assets of the Corporation. The Preference Shares of any series may also be given such other preferences, not inconsistent with sections 2.1 to 2.4 hereof, over the common shares and over any other shares ranking junior to the Preference Shares as may be determined in the case of such series of Preference Shares.

    2.3   Voting Rights

          Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights which may from time to time be attached to any series of Preference Shares, the holders of the Preference Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

    2.4   Approval of Holders of Preference Shares

          The rights, privileges, restrictions and conditions attaching to the Preference Shares as a class may be added to, changed or removed but only with the approval of the holders of the Preference Shares given as hereinafter specified.

          The approval of the holders of Preference Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preference Shares as a class or to any other matter requiring the consent of the holders of the Preference Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval shall be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Preference Shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Canada Business Corporations Act (as from time to time amended, varied or replaced) and prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of Preference Shares as a class, each holder entitled to vote thereat shall have one vote in respect of each $1.00 of the issue price of each Preference Share held by him.

3. The first series of the Preference Shares shall be designated Series A Non-Voting Redeemable Convertible Preference (the "Series A Preference Shares") and shall have attached thereto, in addition to the rights, privileges, restrictions, conditions and limitations attaching to the

       Preference Shares as a class, the rights, privileges, restrictions and conditions (the "Series A Articles of Amendment of Preference Share Provisions") as provided in Schedule "A" annexed hereto.

4. The holders of shares of any class and the holders of shares of any series of any class are not entitled to vote separately as a class or series, as the case may be, upon a proposal to amend the articles to:

       (a) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class;

       (b) effect an exchange, reclassification or cancellation of all or part of the shares of such class; or

       (c) create a new class of shares equal or superior to the shares of such class.

5. Any one director or officer Corporation be and he is hereby authorized to execute and deliver, for and on behalf of the Corporation, all such documents and to do all such other acts and things as may be considered necessary or desirable to give effect to this resolution including, without limitation, the delivery of articles of amendment in the prescribed form to the Director appointed under the Canada Business Corporations Act.

6. The directors of the Corporation may revoke the foregoin resolution without further approval of the shareholders at any time prior to the endorsement by the Director of a Certificate of Amendment of Articles in respect of this amendment.

                                 Schedule "A"
                         to the Articles of Amendment of

                    International Telepresence (Canada) Inc.

     The first series of the Preference Shares shall be designated Series A Non-Voting Redeemable Convertible Preference (the "Series A Preference Shares") and shall have attached thereto, in addition to the rights, privileges, restrictions, conditions and limitations attaching to the Preference Shares as a class, the following rights, privileges, restrictions and conditions (the "Series A Preference Share Provisions"):

     1.0 GENERAL

     1.1 Definitions
         Where used in these Series A Preference Share Provisions, the following words and phrases shall, unless there is something in the context otherwise inconsistent therewith, have the following meanings, respectively:

         (a) "business day" means a day other than Saturday, Sunday or any other day treated as a holiday in the municipality in Canada in which the Corporation's registered office is then situated;

         (b) "close of business" means the normal closing hour of the principal office of the transfer agent for the Series A Preference Shares in the City of Toronto;

         (c) "Common Shares" means the common share in the capital of the Corporation;

         (d) "Conversion Rate" at any time means th number of Common Shares into which one Series A Preference Share may be converted at such time in accordance with the provisions of Section 3;

         (e) "director" means a director of the Corporation for the time being and "directors" or "board of directors" means the board of directors of the Corporation or, if duly constituted and empowered, the executive committee of the board of directors of the Corporation for the time being, and reference, without further elaboration, to action by the directors means either action by the directors of the Corporation as a board or action by the said executive committee as such committee;

         (f) "herein", "hereto", "hereunder", "here ", "hereby" and similar expressions mean or refer to these Series A Preference Share Provisions and not to any particular Section, clause, subclause, subdivision or portion hereof, and the expressions "Section", "clause" and "subclause" followed by a number or a letter mean and refer to the specified Section, clause or subclause hereof;

         (g) "Initial Issue Date" means, in respect of each issued Series A Preference Share, the date of issuance of the Special Warrant which was exchanged for the Series A Preference Share;

         (h) "Junior Shares" means any shares in the capital of the Corporation ranking after or subordinate to the Series A Preference Shares as to the payment of dividends or the return of capital, including, without limiting the generality of the foregoing, the Common Shares;

         (i) "Liquidation Distribution" means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

         (j) "ranking as to capital" means ranking or priority with respect to the distribution of assets in the event of a Liquidation Distribution;

         (k) "Series A Preference Share Holder" means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series A Preference Shares;

         (l) "Special Warrant" means Special Warrants of the Corporation issued on either August 23, 1995 or November 3, 1995 at a price of $1,000 per Special Warrant, each Special Warrant exchangeable for 1 Series A Preference Share of the Corporation; and

         (m) "transfer agent" means the corporation or corporations from time to time appointed by the directors as the transfer agent for the Series A Preference Shares and, in the event that no such person is appointed, "transfer agent" means the Corporation.

   1.2    Gender, etc.
          Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

   1.3    Currency
          All monetary amounts referred to herein shall be in lawful money of Canada.

   1.4    Headings
          The division of these Series A Preference Share Provisions into Sections, clauses, subclauses or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

    1.5   Business Day
          In the event that any date upon which any dividends on the Series A Preference Shares are payable by the Corporation, or upon or by which any other action is required to be taken by the Corporation or any Series

          A Preference Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

    1.6   Canada Business Corporations Act
          These Series A Preference Share Provisions shall be governed by and are subject to the applicable provisions of the Canada Business Corporations Act, as such statute may from time to time be amended, varied, replaced or re-enacted ("the CBCA") and all other laws binding upon the Corporation and, except as otherwise expressly provided herein, all terms used herein which are defined in the CBCA shall have the respective meanings ascribed thereto in the said Act.

    2.0   DIVIDENDS

    2.1   Declaration and Payment of Dividends
          The holders of Series A Preference Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors, fixed preferential cumulative cash dividends at the rate of 9% of the principal amount of the Series A Preference Share per annum. Such dividends shall accrue from and including the date of issue of the Special Warrant(s) that was exchanged for the Series A Preference Share(s) held by the Series A Preference Share Holder and, subject as hereinafter provided, shall be payable in equal biannual installments on the first day of each of January and July in each year (each of which date is hereinafter referred to as a "dividend payment date"). The first dividend payment date shall be January 1, 1996.

    2.2   Amount of Dividend
          Subject as hereinafter provided, the amount of the dividend payable on any dividend payment date on any Series A Preference Share then outstanding shall be equal to the amount (rounded to the nearest $0.01) calculated by multiplying 0.045 by the sum of $1,000.

          The dividend payable on any dividend payment date or any other date as herein provided to any holder of Series A Preference Shares shall be calculated by multiplying the amount of the dividend payable on such date on each such share by the total number of Series A Preference Shares held by such holder and rounding to the nearest $0.01.

          The amount of the dividend payable in respect of each Series A Preference Share on January 1, 1996 shall be calculated by multiplying $90 by a fraction the numerator of which is the number of days from and including the Initial Issue Date for each Series A Preference Share to but excluding January 1, 1996 and the denominator is 365.

          The amount of the dividend payable in respect of each Series A Preference Share on any day other than a dividend payment date shall be calculated by multiplying $90 by a fraction the numerator of which is the number of days from and including the preceding dividend payment date (or, prior to the first regular dividend payment date, the initial Issue Date) to the day immediately preceding the date of such dividend payment and the denominator is 365.

    2.3   Cumulation of Dividends
          If on any dividend payment date a dividend accrued to and payable on such date is not paid in full on the Series A Preference Shares then issued and outstanding, the dividend or the unpaid part thereof shall be paid on a subsequent dividend payment date or dividend payment dates determined by the board of directors on which the Corporation shall have sufficient moneys properly applicable to the payment of the same. The Series A Preference Share Holders shall not be entitled to any dividends other than or in excess of the fixed preferential cumulative dividends provided for in this Section 2.

    2.4   Method of Payment
          Any dividends declared on the Series A Preference Shares shall be paid by forwarding by prepaid first class mail, mailed on or before the dividend payment date, addressed to each Series A Preference Share Holder at his address as it appears on the books of the Corporation or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the books of the Corporation, a cheque for such dividends (less the amount of any tax or other amounts required to be deducted or withheld by the Corporation) payable to or to the order of such holder (or, in the case of joint holders, payable to, and in the name of, all such holders, failing written instructions from them to the contrary) in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being. Notwithstanding the foregoing, any dividend cheque may be delivered to a Series A Preference Share Holder at his address as aforesaid. The mailing or delivery of any such cheque in the foregoing manner shall satisfy such dividends to the extent of the sum represented by such cheque (plus the amount of any tax or other amounts required to be deducted or withheld as aforesaid) unless such cheque is not paid on presentation. Each dividend on the Series A Preference Shares shall be paid to the registered holders appearing on the registers at the close of business on such day (which shall not be more than 30 days preceding the date fixed for payment of such dividend) as may be determined in advance from time to time by the directors. Dividends which are represented by cheques which have not been presented to the Corporation's bankers for payment or which otherwise remain unclaimed for a period of 6 years from the date on which they were declared to be payable shall be forfeited to the Corporation.

    3.0   CONVERSION

    3.1   Right to Convert
          Upon and subject to the terms and conditions hereinafter set forth, the holders of Series A Preference Shares shall have the right, at any time and from time to time, up to the close of business on the business day immediately preceding the date fixed for redemption (provided, however, that if the Corporation shall fail to redeem such Series A Preference Shares in accordance with the notice of redemption the right of conversion shall thereupon be restored as if such call for redemption had not been made), to convert all or any part their Series A Preference Shares into fully paid and non-assessable Common Shares, at the Conversion Rate in effect on the date of conversion. Unless and until adjusted in accordance with these Series A Preference Share Provisions, the Conversion Rate shall be as follows:

          Each Preference Share is convertible at its face value, at any time, into Common Shares at a rate equal to the arithmetic average of the daily closing price of the Common Shares of the Corporation on the principal stock exchange or trading facility through which the Corporation's Common Shares trade for the 30 days on which trades in the Common Shares of the Corporation actually occurred immediately prior to the date of the notice of conversion less the following discounts:

          (i) 15% if conversion is effected on or before the first anniversary date of the issuance of the Special Warrants;

          (ii) 10% if conversion is effected on or before the second anniversary date of the issuance of the Special Warrants;

          (iii) 5% if conversion is effected on or before the third anniversary date of the issuance of the Special Warrants; and

          (iv) no discount if conversion is exercised at any time after the third anniversary date of the issuance of the Special Warrants.

    3.2   Conversion Procedure
          The conversion right provided for in clause 3.1 may be exercised by completing and executing the notice of conversion on the certificate or certificates representing the Series A Preference Shares in respect of which the holder thereof desires to exercise such right of conversion and by delivering the said certificate or certificates to the transfer agent for the Series A Preference Shares at any office for the transfer of the Series

          A Preference Shares. The said notice of conversion shall be signed by such holder or by his duly authorized attorney or agent, with signature guaranteed in a manner satisfactory to the transfer agent and shall specify the number of Series A Preference Shares which the Series A Preference Holder desires to have converted. The transfer form in the certificate or certificates in question need not be endorsed, except in the circumstances contemplated by clause 3.3. If less than all the Series A Preference Shares represented by a certificate or certificates are to be converted, the Series A Preference Holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series A Preference Shares represented by the certificate or certificates surrendered as aforesaid which are not to be converted.

    3.3   Person to Whom Common Shares will be Issued
          On any conversion of Series A Preference Shares the share certificates for Common Shares resulting therefrom shall be issued at the expense of the Corporation in the name of the registered holder of the Series A Preference Shares converted or in such name or names as such registered holder may direct in writing, provided that such registered holder shall pay any applicable security transfer taxes. In any case where the Common Shares are to be issued in the name of a person other than the holder of the converted Series A Preference Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series A Preference Shares or his duly authorized attorney or agent, with signature guaranteed in a manner satisfactory to the transfer agent.

    3.4   Effective Date of Conversion
          Each Series A Preference Share Holder whose shares are to be converted in whole or in part (or any other person or persons in whose name or names any certificates representing Common Shares are issued as provided in clause 3.3) shall be deemed to have become the holder of record of the Common Shares into which such Series A Preference Shares are converted, for all purposes, on the respective dates of receipt by the transfer agent of the certificate or certificates representing the Series A Preference Shares to be converted as provided in clause 3.2, notwithstanding any delay in the delivery of the certificate or certificates representing the Common Shares into which such Series A Preference Shares have been converted and, effective as of and throughout such respective dates, the Series A Preference Share Holder shall cease to be registered as the holder of record of the Series A Preference Shares so converted.

    3.5   Adjustment of Conversion Rights
          If and whenever there is a capital reorganization, consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Corporation with or into another body corporate (any such event being called a "Capital Reorganization"), any Series A Preference Share Holder who has not exercised his right of conversion prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the record date for such Capital Reorganization, in lieu of the number of Common Shares to which he was theretofore entitled upon conversion, the aggregate number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, he had been the registered holder of the number of Common Shares to which he was theretofore entitled upon conversion; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Series A Preference Share Holder shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization.

    3.6   Entitlement to Dividends
          Each Series A Preference Holder on the record date for any dividend declared payable on the Series A Preference Shares shall be entitled to such dividend notwithstanding that any Series A Preference Share owned by him is converted after such record date and before the payment date of such dividend. The registered holder of any Common Share resulting from any conversion effected pursuant to this Section 3 shall be entitled to rank equally with the registered holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on or after the date of conversion.

          Except as provided in this paragraph, no adjustment will be made on account of any dividend declared or accrued prior to the date of conversion, on the Series A Preference Shares converted or the Common Shares resulting from any conversion.

    3.7   Notice of Certain Events
          If the Corporation intends to fix a record date for any Capital Reorganization, the Corporation shall, not less than 21 days prior to such record date, notify each Series A Preference Share Holder of such intention by written notice setting forth the particulars of such Capital Reorganization in reasonable detail, to the extent that such particulars have been determined at the time of giving of the notice.

    3.8   Avoidance of Fractional Shares
          In any case where a fraction of a Common Share would otherwise be issuable on conversion of one or more Series A Preference Shares, the Corporation shall, at its option, either (i) adjust such fractional interest by payment by cheque in an amount equal to the then current market value of such fractional interest or (ii) issue in respect of such fraction a scrip certificate transferable by delivery entitling the holder thereof and of other similar certificates aggregating one full Common Share, upon surrender of such certificates at such place as may be designated therein, to obtain from the Corporation a full Common Share and to receive a share certificate thereto; such cheques shall be payable to the holders thereof in lawful money of Canada at par at any branch in Canada of the Corporations bankers for the time being and such scrip certificates shall be in such form and shall be subject to such terms and conditions as the directors may determine and shall provide that the holder thereof shall not thereby be a shareholder and shall not be entitled to receive dividends or to my rights of a shareholder. The amount of any cash adjustment shall equal the current market value of such fractional interest computed on the basis of the last board lot sale price (or average of the bid and asked prices if there were no sales) per share for the Common Shares on the principal stock exchange or trading facility through which the Common Shares trade on the business day next preceding the conversion date. In the event that the Common Shares of the Corporation do not trade through the facilities of a stock exchange or other trading facility, the current market value shall be determined by the board of directors which determination shall be conclusive. When scrip certificates are issued such scrip certificates may contain, without limitation, provisions to the effect that, after the expiration of 1 year from their date of issuance, the Corporation may sell or cause to be sold all the shares then represented by unsurrendered scrip certificates and the sole rights of the holders of the scrip certificates after the expiration of said period shall be, against surrender of their scrip certificates, to receive payment of their proportionate amount of the net proceeds of such sale, less taxes and costs of sale, payable by cheque in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being. If a cash adjustment or a proportionate amount of the net proceeds of a sale is to be paid pursuant to the provisions of this clause 3.8, the mailing by prepaid first class mail from the Corporation's registered office or any office of the registrar for the Series A Preference Shares to a Series A Preference Holder who has exercised his right to convert, at his last address as shown on the books of the Corporation, shall be deemed to be payment of the cash adjustment or the proportionate amount of the net proceeds of a sale, as the case may be, resulting from such fractional interest unless the cheque is not paid upon due presentation. Cash adjustments or proportionate amounts that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of 6 years from the date on which the same became payable shall be forfeited to the Corporation.

    3.9   Reservation of Common Shares
          So long as any of the Series A Preference Shares are outstanding and entitled to the right of conversion herein provided, the Corporation will at all times reserve and hold out of its unissued Common Shares a sufficient number of unissued Common Shares to enable all of the Series A Preference Shares outstanding to be converted upon the basis and upon the terms and conditions herein provided in this Section 3; provided that nothing contained in this clause 3.9 shall affect or restrict the right of the Corporation to issue Common Shares from time to time;

    4.0   REDEMPTION

    4.1   Optional Redemption
          The Corporation, upon giving notice as hereinafter provided, may redeem all at any time and part from time to time of the then outstanding Series A Preference Shares, on payment for each share to be redeemed of the price set forth below:

          (i) $1,150 if redeemed on or before the first anniversary date of the issuance of the Special Warrants;

          (ii) $1,100 of face value if redeemed on or before the second anniversary date of the issuance of the Special Warrants;

          (iii) $1,050 of face value if redeemed on or before the third anniversary date of the issuance of the Special Warrants; and

          (iv) $1,000 if redeemed after the third anniversary date of the issuance of the Special Warrants.

          together in each case with an amount equal to all accrued and unpaid cumulative preferential dividends thereon calculated to but excluding the date fixed for redemption, the whole constituting and herein referred to as the "Redemption Price".

    4.2   Partial Redemption
          If less than all the Series A Preference Shares are at any time to be redeemed, the shares to be redeemed shall be selected by lot or in such other manner as the board of directors may deem equitable or, if the board of directors so determines, on a pro rata basis, disregarding fractions, according to the number of Series A Preference Shares held by each of the registered holders thereof. If less than all of the Series A Preference Shares are at any time to be redeemed and a Series A Preference Holder has duly exercised his right to convert into Common Shares all or any part of the number of Series A Preference Shares held by such holder which have been called for redemption, the number of Series A Preference Shares held by such Series A Preference Holder to be redeemed shall be reduced by the number (but not exceeding the number of Series A Preference Shares held by such Series A Preference Holder called for redemption) of Series A Preference Shares in respect of which such registered holder has duly exercised his right to convert into Common Shares. If only a part of the Series A Preference Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.

    4.3   Method of Redemption

          4.3.1 In any case of redemption of Series A Preference Shares, the Corporation shall not less than 30 days and not more than 60 days before the date specified for redemption send by prepaid first class mail or deliver to the registered address of each person who at the date not more than 7 days prior to the date of mailing or delivery is a Series A Preference Share Holder to be redeemed a notice in writing of the intention of the Corporation to redeem the Series A Preference Shares registered in the name of such holder. Accidental failure or omission to give such notice to 1 or more holders shall not affect the validity of such redemption, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and such notice shall have the same force and effect as if given in due time. Such notice shall set out the number of Series A Preference Shares held by the person to whom it is addressed which are to be redeemed, the Redemption Price, the date specified for redemption and the place or places within Canada at which holders of Series A Preference Shares may present and surrender such shares for redemption. The notice shall also state that the right of the holder to convert the shares so to be redeemed will cease and terminate at the close of business on the business day immediately preceding the date specified for redemption.


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          4.3.2 On and after the date so specified for redemption, the
                Corporation shall pay or cause to be paid to or to the order of the Series A Preference Share Holders to be redeemed the Redemption Price of such shares on presentation and surrender of the certificate or certificates representing the Series A Preference Shares called for redemption at the registered office of the Corporation or any other place or places within Canada specified in the notice of redemption. Payment in respect of Series A Preference Shares being redeemed shall be made by cheque payable to the holder thereof in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being.

          4.3.3 From and after the date specified for redemption in any such notice of redemption, the Series A Preference Shares called for redemption shall cease to be entitled to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

          4.3.4 The Corporation shall have the right a any time on or after the mailing or delivery of notice of its intention to redeem Series A Preference Shares to deposit the Redemption Price of the Series A Preference Shares so called for redemption, or of such of the Series A Preference Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any specified Canadian chartered bank or any specified trust company in Canada named in such notice of redemption or in a subsequent notice to the registered holders of the shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective Series A Preference Holders whose shares have been called for redemption, upon presentation and surrender to such chartered bank or trust company of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is later, the Series A Preference Shares in respect of which such deposit shall have been made shall be deemed to have been redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be shall be limited to receiving their proportion (less any tax required to be deducted or withheld herefrom) of the amount so deposited without interest, upon presentation and surrender of the certificate or certificates representing the Series A Preference Shares being redeemed. Any interest allowed on any such deposit shall belong to the Corporation.

          4.3.5 Redemption moneys that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit in a special account as provided for above) for a period of 6 years from the date specified for redemption shall be forfeited to the Corporation.

    5.0   PURCHASE FOR CANCELLATION

    5.1   Optional Purchase
          Subject to the provisions of Section 6 hereof, the Corporation may at any time and from time to time purchase for cancellation all or any part of the then outstanding Series A Preference Shares in the open market (including purchases through or from an investment dealer or a member of a recognized stock exchange) or by invitation for tenders addressed to all of the holders of Series A Preference Shares then outstanding, at the lowest price or prices at which, in the opinion of the board of directors, such shares are then obtainable but not exceeding a price per share equal to the then applicable Redemption Price plus, in all cases, the reasonable costs of purchase. If, in response to an invitation for tenders under the provisions of this clause 5.1, more Series A Preference Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Series A Preference Shares to be purchased by the Corporation shall be purchased from holders tendering at the same price, as nearly as may be possible, pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effective only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices.

    6.0   RESTRICTIONS ON DIVIDENDS, RETIREMENT AND ISSUANCE OF SHARES

          While any Series A Preference Shares are outstanding, the Corporation shall not, without the approval of the holders of Series A Preference Shares given as hereinafter specified:

          (a) declare, set aside for payment or pay any dividends on or make distributions on or in respect of any Junior Shares (other than dividends consisting of Junior Shares); or

          (b) call for redemption, redeem, purchase, retire or acquire for value or distribute in respect of any Junior Shares (except to the extent and out of net cash proceeds received by the Corporation from a substantially concurrent issue of Junior Shares); or

          (c) call for redemption, redeem, purchase or otherwise retire or acquire for value less than all of the Series A Preference Shares outstanding; or

          (d) except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Second Preferred Shares, call for redemption, redeem, purchase or otherwise retire for value any other shares ranking as to capital or dividends on a parity with the Series A Preference Shares; or

          (e) reserve, set aside, allot or issue any shares ranking as to capital or dividends prior to or on a parity with the Series A Preference Shares or any securities convertible into or exchangeable for such shares;

          unless, in each such case, all dividends then payable on the Series A Preference Shares then outstanding accrued up to and including the dividends payable on the immediately preceding respective date or dates for the payment of dividends thereon shall have been declared and paid or set apart for payment or unless such action has been approved by the Series A Preference Holders.

    7.0   LIQUIDATION, DISSOLUTION OR WINDING-UP

          In the event of any Liquidation Distribution, each Series A Preference Share Holder shall be entitled to receive before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to registered holders of shares ranking as to capital junior to the Series A Preference Shares in connection with the Liquidation Distribution, an amount equal to the stated capital per share of all Series A Preference Shares held by such holder, together with an amount equal to all accrued but unpaid cumulative dividends thereon. After payment to the Series A Preference Share Holders of the amount so payable to them, they shall not be entitled to share in any further distribution of assets of the Corporation.

    8.0   VOTING RIGHTS

          The holders of the Series A Preference Shares shall not be entitled, as such, to receive notice of or attend or vote at any meeting of shareholders of the Corporation other than a meeting of Series A Preference Share Holders.

    9.0   AMENDMENTS TO SERIES A PREFERENCE SHARE PROVISIONS

          These Series A Preference Share Provisions may be repealed, altered, modified, amended or varied only with the prior approval of the holders of the Series A Preference Shares given in the manner provided in Section 10 hereof in addition to any other approval required by the CBCA or any other statutory provision of like or similar effect applicable to the Corporation, from time to time in force.

    10.0  CONSENTS AND APPROVALS

    10.1 The consent or approval of the Series A Preference Share Holders with respect to any and all matters may be given by one or more instruments signed by the holders of at least two-thirds of the issued and outstanding Series A Preference Shares or by a resolution passed by at least two-thirds of the votes cast at a meeting of the Series A Preference Share Holders duly called for that purpose and held upon at least 21 days' notice, at which the holders of a majority of the outstanding Series A Preference Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Series A Preference Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting may be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman of the meeting and not less than 21 days' notice shall be given of such adjourned meeting. At such adjourned meeting the holders of the Series A Preference Shares present or represented by proxy may transact the business for which the meeting was originally called and the consent or approval of the holders of the Series A Preference Shares with respect thereto may be given by at least two-thirds of the votes cast at such adjourned meeting.

    10.2 The formalities to be observed with respect to the giving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed by the CBCA and the bylaws of the Corporation with respect to meetings of shareholders.

    10.3 On every poll taken at every such meeting or adjourned meeting every Series A Preference Share Holder shall be entitled to 1 vote in respect of each $1 of the issue price of Series A Preference Share of which he is the registered holder.

    11.0  NOTICES

    11.1 Any notice required or permitted to be given to any Series A Preference Share Holder shall be sent by first class mail, postage prepaid, or delivered to such holder at his address as it appears on the records of the Corporation or, in the event of the address of any such shareholder not so appearing, to the last known address of such shareholder. The accidental failure to give notice to one or more of such shareholders shall not affect the validity of any action requiring the giving of notice by the Corporation. Any notice given as aforesaid shall be deemed to be given on the date upon which it is mailed or delivered.

    11.2 If the directors of the Corporation determine that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice hereunder, or is required to send any cheque or any share certificate to any Series A Preference Share Holder, whether in connection with the redemption or conversion of Series A Preference Shares or otherwise, the Corporation may, notwithstanding the provisions hereof:

          (a) give such notice by publication thereo once in a daily English language newspaper of general circulation published in each of Vancouver, Calgary, Regina, Winnipeg, Toronto, Montreal and Halifax and once in a daily French language newspaper published in each of Montreal and Quebec City and such notice shall be deemed to have been validly given on the day next succeeding its publication in all of such cities; or

          (b) fulfill the requirement to send such cheque or such share certificate by arranging for the delivery thereof to such holder by the transfer agent for the Series A Preference Shares at its principal offices in the city of Toronto, and such cheque and/or certificate shall be deemed to have been sent on the date on which notice of such arrangement shall have been given as provided in (a) above, provided that as soon as the directors of the Corporation determine that mail service is no longer interrupted or threatened to be interrupted such cheque or share certificate, if not theretofore delivered to such holder, shall be sent by mail as herein provided.